Exhibit 10.11

Executed Version

SERIES A-2 CONVERTIBLE NOTE PURCHASE AGREEMENT
BY AND AMONG
CHENGXIN TECHNOLOGY INC.
The entities set out in Schedule 1 hereto
AND
HOLLY UNIVERSAL LIMITED

Dated as of
March 1, 2021

SCHEDULE 1 OTHER WARRANTORS

SCHEDULE 2 ADDRESSES FOR NOTICE

EXHIBIT A FORM OF CONVERTIBLE NOTE

EXHIBIT A-1 FORM OF CONVERSION NOTICE

EXHIBIT A-2 FORM OF REDEMPTION NOTICE

EXHIBIT B DISCLOSURE SCHEDULE

2

SERIES A-2 CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS SERIES A-2 CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on March 1, 2021 by and among (i) Chengxin Technology Inc., an exempt limited liability company organized under the laws of the Cayman Islands (the “Company”), (ii) each of the Persons set out in Schedule 1 hereto (together with the Company, collectively, the “Warrantors”) and (iii) Holly Universal Limited., a business company incorporated under the laws of the British Virgin Islands (the “Purchaser”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, as of the date of this Agreement, the Company is a wholly-owned Subsidiary of the Purchaser.

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase from the Company, the Series A-2 Note (as defined below) pursuant to the terms and subject to the conditions of this Agreement.

WHEREAS, the Company and the Purchaser desire to enter into this Agreement on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.1              Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Standards” means either generally accepted accounting principles in the United States or the PRC, or the International Financial Reporting Standards, as applicable, applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and in the case of Didi or Xiaoju, excludes the Company and other Group Companies, and vice versa.

“Board” has the meaning ascribed to such term in the Share Purchase Agreement.

“Business” has the meaning ascribed to such term in the Share Purchase Agreement.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, the British Virgin Islands, Hong Kong or the PRC.

“Capital Increase” has the meaning ascribed to such term in the Share Purchase Agreement.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50 per cent. of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors of such Person, provided that entitlement to any veto rights over any matters of a Person shall not solely on its own be deemed as Control over such Person; and the terms “Controlled” and “Controlling” have the meaning correlative to the foregoing.

“Control Documents” has the meaning ascribed to such term in the Share Purchase Agreement.

“Conversion Price” has the meaning ascribed to such term in the Series A-2 Note.

“Conversion Shares” has the meaning ascribed to such term in the Series A-2 Note.

“Debt Assignment” means the assignment by Didi of its rights to receive repayment of the Existing Shareholder Advance from the HK Company to the Company, in consideration for the issuance to it of Ordinary Shares pursuant to the Capital Increase.

“Didi” has the meaning ascribed to such term in the Share Purchase Agreement.

“Domestic Company” means Chengxin Youxuan (Beijing) Technology Development Co., Ltd (橙心优选(北京)科技发展有限公司).

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP” has the meaning ascribed to such term in the Shareholders Agreement.

“Existing Shareholder Advance” means an amount of US$400,000,000 made as an advance by Didi to the HK Company for the purposes of discharging the Existing Shareholder Loans.

“Existing Shareholder Loans” means the amount of up to US$400,000,000 incurred by Didi, Xiaoju and their respective Affiliates in the establishment and development of the Business for the period ending on and as of December 31, 2020, comprising shareholder advances, shareholder loans, operational liabilities (including payables, operational costs and expenses), reimbursable expenses and certain group centralized or administrative cost allocations and recharges attributable to the Group Companies based on the accounting policies of Xiaoju and its Affiliates, consistently applied for the period, in each case, in the Financial Statements of the Company.

“Final Allocation Statement” has the meaning ascribed to such term in the Share Purchase Agreement.

“Fundamental Warranties” means, collectively, the representations and warranties of the Warrantors as set forth in Section 3.1 (Organization, Good Standing and Qualification), Section  3.2 (Capitalization and Voting Rights), Section 3.3 (Authorization), Section 3.4 (Valid Issuance of Shares) and Section 3.5 (Consent; No Conflicts).

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, any relevant stock exchange, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, ordinance, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means the Company, the HK Company, the Domestic Company, the WFOE, Beijing Ao Rui Ji Trading Co., Ltd. (北京奥瑞吉商贸有限公司), Chengxin Youxuan (Chengdu) Technology Development Co., Ltd (橙心优选(成都)科技发展有限公司), Nanning Chengxin Youxuan Technology Development Co., Ltd (南宁橙心优选科技发展有限公司) and their respective Subsidiaries, branch offices and representative offices from time to time, and a “Group Company” means any of them.

“HK Company” means Holly Universal (HK) Limited, a limited company incorporated under the Laws of Hong Kong.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” means (i) all indebtedness for borrowed money or the deferred purchase of property or services, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, and (iv) all contingent obligations, including guaranties and obligations of reimbursement or respecting letters of credit, and includes the Existing Shareholder Loans and the Pre-Closing Shareholder Advances.

“Indemnifiable Loss” means, with respect to any Person, any cost, damage, deficiency, disbursement, expense, liability, loss, obligation, penalty, settlement or judgment of any kind or nature imposed on or otherwise incurred or suffered by such Person, including, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution, defense and appeal of claims and amounts paid in settlement and Taxes imposed or payable by such Person by reason of the indemnification, but excluding any consequential, indirect, exemplary, speculative or punitive damages.

“Initial Allocation Statement” has the meaning ascribed to such term in the Share Purchase Agreement.

“Intellectual Property” means any and all right, title and interest in and to any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Investors” has the meaning ascribed to such term in the Share Purchase Agreement.

“Key “Employees” has the meaning ascribed to such term in the Share Purchase Agreement.

“Knowledge” means, with respect to the Warrantors, the actual knowledge of any of the directors of any Warrantor or any Key Employee after making due and reasonable inquiry.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, Law, equity or otherwise.

“Management” has the meaning ascribed to such term in the Share Purchase Agreement.

“Management Loan” has the meaning ascribed to such term in the Share Purchase Agreement.

“Management Loan Documents” has the meaning ascribed to such term in the Share Purchase Agreement.

“Management Share Purchase Agreement” has the meaning ascribed to such term in the Share Purchase Agreement.

“Management Shares” has the meaning ascribed to such term in the Share Purchase Agreement.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the Business, properties, assets, employees, operations, results of operations, financial condition, assets or liabilities of the Group Companies taken as a whole, (ii) material impairment of the ability of any Party (other than the Purchaser) to perform the material obligations of such Party under any Series A-2 Note Documents, or (iii) material impairment of the validity or enforceability of this Agreement or the Series A-2 Note against any Party hereto or thereto (other than the Purchaser); provided, however, that in no event shall any of the following, alone or taken as a whole, be deemed to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (a) changes in general economic conditions in global or Chinese markets (including financial, banking, credit, currency and capital markets); (b) fluctuations in applicable currency exchange rates; (c) conditions generally affecting the industry or markets in which the Group Companies operate; (d) changes in applicable Accounting Standards or regulatory accounting requirements, or changes in applicable Law (or interpretations or enforcement thereof) or directives or policies of a Governmental Authority, in each case of general applicability that are applicable to the Company or any of the Group Companies; (e) any action taken by the Purchaser that breaches the terms of this Agreement or the Series A-2 Note, or any action taken (or omitted to be taken) at the request of the Purchaser; (f) any action taken by the Company or the other Group Companies that is required or expressly contemplated to be taken pursuant to any Series A-2 Note Documents, or the announcement or the consummation of the transactions contemplated by the Series A-2 Note Documents; (g) acts of God or natural disaster; and (h) changes in general political or social conditions, including the substitution of any Governmental Authority, armed hostilities, national emergencies or acts of war, sabotage or terrorism, changes in government, military actions or pandemics (including COVID-19) or force majeure events, or any escalation or worsening of any of the foregoing.

“Maximum Risk Exposure” means US$3,000,000,000.

“Memorandum and Articles” has the meaning ascribed to such term in the Share Purchase Agreement.

“Ordinary Directors” has the meaning ascribed to such term in the Shareholders Agreement.

“Ordinary Shares” means the ordinary shares of par value US$0.00001 each in the capital of the Company, with the rights and privileges as set forth in the Shareholders Agreement and the Memorandum and Articles.

“Payment Date” means any date on which a Purchase Price Instalment is expressed to be payable as set out in Section 2.2.

“Permitted Liens” has the meaning ascribed to such term in the Share Purchase Agreement.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, which, solely for the purposes of this Agreement and the Series A-2 Note, excludes Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Pre-Closing Shareholder Advances” means all costs, expenses, commitments and expenditures of the Group Companies (including costs and expenses incurred pursuant to any joint ventures with supply chain business partners under cooperation arrangements) incurred and accrued for the period commencing on January 1, 2021 to the date of Closing, to be initially borne by Didi or its Affiliates and to be repaid by the Company from the proceeds of the Subscription Shares and the Series A-2 Note.

“Preferred Shares” means Series A-1 Preferred Shares, Series A-2 Preferred Shares and other series of preferred shares duly issued or to be issued by the Company from time to time in accordance with the Transaction Documents, the Management Share Purchase Agreement and the Series A-2 Note Documents.

“Purchase Price Instalments” means the First Purchase Price Instalment, the Second Purchase Price Instalment and the Third Purchase Price Instalment and “Purchase Price Instalment” means any of them, as the context requires.

“Related Party” has the meaning ascribed to such term in the Share Purchase Agreement.

“Restructuring” means, collectively, all actions and transactions contemplated under the Restructuring Plan.

“Restructuring Plan” has the meaning ascribed to such term in the Share Purchase Agreement.

“SAMR” means the State Administration of Market Regulation of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Market Regulation, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A-1 Preferred Shares” means the Series A-1 preference shares of par value US$0.00001 each in the capital of the Company, with the rights and privileges as set forth in the Shareholders Agreement and the Memorandum and Articles.

“Series A-2 Note” means the US$3,000,000,000 zero coupon convertible note due 2028 to be issued by the Company to the Purchaser pursuant to Section 2.1 below and any other note from time to time issued in replacement or exchange thereof, the form of which is attached hereto as Exhibit A.

“Series A-2 Note Documents” means this Agreement and the Series A-2 Note and “Series A-2 Note Document” means any of them, as the context requires.

“Series A-2 Preferred Shares” means the Series A-2 preference shares of par value US$0.00001 each in the capital of the Company, with the rights and privileges as set forth in the Shareholders Agreement and the Memorandum and Articles.

“Share Purchase Agreement” means the Series A-1 preferred share purchase agreement dated on or about the date hereof by and among the Company, the Investors and certain other parties named therein.

“Shareholders Agreement” has the meaning ascribed to such term in the Share Purchase Agreement.

“Subscription Shares” has the meaning ascribed to such term in the Share Purchase Agreement.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, whether based on income (including enterprise income tax and individual income tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, withholding, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (ii) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in subclause (i) above, and (iii) any form of transferee liability imposed by any Governmental Authority in connection with any item described in subclauses (i) and (ii) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” has the meaning ascribed to such term in the Share Purchase Agreement.

“US” or “United States” means the United States of America.

“WFOE” means Beijing Chengxin Wuxian Technology Development Co., Ltd (北京橙心无限科技发展有限公司).

“Xiaoju” means Xiaoju Kuaizhi Inc.

Section 1.2 Terms Defined Elsewhere in this Agreement. The following terms have the meanings set forth in the Sections set forth below:

Term	Section
“Agreement”	Preamble
“Closing”	Section 2.3(a)
“Company”	Preamble
“Company IP”	Section 3.16
“Disclosure Schedule”	Article III
“Financial Statements”	Section 3.10
“First Purchase Price Instalment”	Section 2.2(a)
“HKIAC”	Section 5.3
“HKIAC Rules”	Section 5.3
“Indemnified Party”	Section 5.6(a)
“Indemnity Threshold”	Section 5.6(b)(ii)
“Material Contract”	Section 3.14
“Purchase Price”	Section 2.1
“Purchaser”	Preamble
“Second Purchase Price Instalment”	Section 2.2(b)
“Statement Date”	Section 3.10
“Third Party Claim”	Section 5.6(d)
“Third Purchase Price Instalment”	Section 2.2(c)
“Treasury Shares”	Section 2.4
“Warrantors”	Preamble

Section 1.3            Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)           Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)           Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)           Include not Limiting. “Include”, “including”, “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)           References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof”, “hereunder” and “hereto”, and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.

(f)            Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(g)           Currency. References to sums of money are expressed in the lawful currency of the United States of America, with “US$”, “USD” and “$” referring to U.S. dollars.

ARTICLE II.

ISSUANCE AND SALE OF THE SERIES A-2 NOTE

Section 2.1              Issuance and Sale of the Series A-2 Note. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue and sell, the Series A2 Note with a principal amount of US$3,000,000,000 to the Purchaser, and, in exchange, the Purchaser agrees to subscribe for and purchase the Series A-2 Note from the Company for an aggregate price of US$3,000,000,000 (being 100 per cent. of the face value thereof) (the “Purchase Price”), to be paid in accordance with Section 2.2.

Section 2.2  Payment of Purchase Price. The Purchase Price shall be payable as follows:

(a)             At the Closing, an amount of US$2,100,000,000 (the “First Purchase Price Instalment”);

(b)             On June 30, 2021, an amount of US$450,000,000 (the “Second Purchase Price Instalment”); and

(c)             On September 30, 2021, an amount of US$450,000,000 (the “Third Purchase Price Instalment”),

in each case, in accordance with and as contemplated under Section 2.5. For the purposes of this Agreement, each of the payment dates referred to in subsections (a) to (c) of this Section 2.2 and any other payment date on which amounts of the Purchase Price are determined to be due in accordance with the provisions of  Section 2.5 shall be referred to as a “Payment Date.”

Section 2.3            Closing.

(a)             The consummation of the transactions described in Section 2.1 (the “Closing”) shall take place remotely via the exchange of electronic documents and signatures concurrently with the closing of the transactions under the Share Purchase Agreement, or at such other place and date as the Company and the Purchaser may mutually agree. At the Closing, the Company shall deliver to the Purchaser (i) the closing deliverables specified in Section 2.4(b) and (ii) the Series A-2 Note dated the date of the Closing and issued in the name of the Purchaser, against payment by the Purchaser to the Company or to its order of the First Purchase Price Instalment by wire transfer of immediately available funds within 48 hours of the Closing to the bank account designated in writing by the Company prior to Closing. Performance by each Party under this Section 2.3 shall be tendered against performance by the other Party of such other Party’s obligations under this Section 2.3.

(b)             The Closing under this Agreement shall take place simultaneously with the drawdown of the Management Loans under the Management Loan Documents and the closings under the Management Share Purchase Agreement and the Transaction Documents, respectively, and is inter-conditional on each of such other transactions being effected. The Purchaser shall be under no obligation to effect Closing where any of such other transactions fail to close simultaneously.

Section 2.4 Pre-Closing Actions; Issuance of Treasury Shares:

(a)             The Company shall cause to be issued to the Purchaser 300,000,000 Series A-2 Preferred Shares (the “Treasury Shares”) for nominal consideration equivalent to the par value thereof, and shall repurchase such Shares from the Purchaser at an equivalent consideration on or prior to Closing and shall retain such Treasury Shares against conversion of principal amounts of the Series A-2 Note in accordance with the terms thereof.

(b)             At Closing, the Company shall deliver, or cause to be delivered, to the Purchaser (i) an original of an irrevocable power of attorney or proxy authorizing any of the Ordinary Directors to act for and on behalf of the Company to deliver such number of Treasury Shares to the holder of the Series A-2 Note pursuant to any exercise by such holder of its conversion rights thereunder and to cause such Treasury Shares to be registered in the name of such holder in accordance with and as contemplated under the terms of the Series A-2 Note; (ii) an original instrument of transfer duly executed and left undated by the Company, to be held by the Purchaser against any failure by the Company to deliver the Treasury Shares upon conversion of the Series A-2 Note in accordance with the terms thereof; and (iii) an original executed letter of undertaking letter duly issued by the registered office provider or the registered agent of the Company undertaking to register the transfer of the Treasury Shares upon presentation of the transfer instrument referred to in Section 2.4(b)(ii) and to enter the name of the holder thereof in the register of members of the Company, in each case, in form and substance satisfactory to the Purchaser.

Section 2.5 Payment of Purchase Price Instalments. Each Purchase Price Instalment shall be paid on its corresponding Payment Date in immediately designated funds to the bank account designated in writing by the Company for receipt thereof, provided that:

(a)           if, on any applicable Payment Date, the consolidated Indebtedness of the Group Companies owed to Didi and its Affiliates would, after taking into consideration the Purchase Price Instalment to be paid on that Payment Date, exceed the Maximum Risk Exposure, the Purchase Price Instalment shall be reduced by such amount as to ensure that the Maximum Risk Exposure is not exceeded and the Purchaser shall pay the remaining balance of such Purchase Price Instalment within 30 days of such Payment Date;

(b)           if, at each calendar month-end occurring between the Closing Date and September 30, 2021 and based on the month-end closing management accounts of the Purchaser, the Purchaser determines that the consolidated Indebtedness of the Group Companies owed to Didi and its Affiliates is less than the Maximum Risk Exposure by an amount in excess of US$150 million, the Purchaser shall make payment of such excess amounts within 30 days of the applicable calendar month-end, which shall be applied as an advance on the Purchase Price Instalment due on the next Payment Date, and, in each case, the Purchase Price Instalments set out in Section 2.2 shall be adjusted in accordance with the provisions hereof.

Section 2.6 Use of Proceeds. Subject to the terms of this Agreement, the Company shall apply the proceeds from the issuance and sale of the Series A-2 Note towards the repayment of the Pre-Closing Shareholder Advances and for general working capital requirements of the Group Companies.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Subject to such exceptions in the disclosure schedule furnished to the Purchaser as of the date hereof (the “Disclosure Schedule”, as attached hereto as Exhibit B), each of the Warrantors jointly and severally represents and warrants to the Purchaser that each of the statements contained in this Article III is true and correct as of the date of this Agreement and as of Closing, with the same effect as if made on and as of Closing (except for such representations and warranties that are expressed to be made as of a specified date, in which case, such representations and warranties shall be made as of such date).

Section 3.1 Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its Business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Series A-2 Note Documents to which it is a party. Each Group Company is qualified to do Business and is in good standing (or the analogous equivalent) in each jurisdiction in which it is present. Each Group Company that is a PRC entity has a valid business license issued by the SAMR or its local branch or other relevant Governmental Authorities, and has, since its establishment, carried on its Business in compliance with the business scope set forth in its business license.

Section 3.2 Capitalization and Voting Rights.

(a)             Company. The authorized and issued share capital of the Company immediately prior to and following the Closing (i) based on the allocations set out in the Initial Allocation Statement is set forth in section 3.2(a) of the Disclosure Schedule, and (ii) in the event of any re-allocation of the Subscription Shares pursuant to the Share Purchase Agreement is as set out in the Final Allocation Statement.

(b)             No Other Securities. Except for (i) the conversion privileges of the Preferred Shares, (ii) certain rights provided in the Charter Documents of the Company as currently in effect, (iii) certain rights provided in the Series A-2 Note Documents and the Control Documents from and after the Closing, (iv) the outstanding Equity Securities set forth in section 3.2(a) of the Disclosure Schedule or, if applicable, the Final Allocation Statement, and (v) the Series A-2 Note Documents, (1) at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company; and (2) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent required by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities.

(c)             Issuance and Status. All presently outstanding Equity Securities of each Group Company are duly and validly issued (or subscribed for) and except as disclosed in section 3.2(c) of the Disclosure Schedule, are fully paid and non-assessable. All share capital and registered capital of each Group Company is and as of Closing will be free of any and all Liens (except as provided in the Transaction Documents and the Control Documents or restrictions on transfer pursuant to applicable securities Laws). Except as contemplated under the Transaction Documents, the Management Share Purchase Agreement, the Restructuring Plan, the Capital Increase, the Debt Assignment and the Control Documents, there are no (i) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, (ii) dividends which have accrued or been declared but are unpaid by any Group Company, or (iii) obligations, contingent or otherwise, of any Group Company to allot, issue, repurchase, redeem, or otherwise acquire any Equity Securities of any Group Company.

(d)             Title. The Equity Securities of each Group Company are free and clear of all Liens of any kind other than those arising under applicable Law or as set forth in the Control Documents, the Series A-2 Note Documents or the Transaction Documents.

(e)           Corporate Structure. Section 3.2(e) of the Disclosure Schedule sets forth a complete structure chart showing each of the Group Companies and indicating the ownership and Control relationships among all Group Companies immediately prior to and following the Closing.

Section 3.3 Authorization. Except for the shareholder and board approvals to be obtained as contemplated under the Share Purchase Agreement, each Warrantor has all requisite power and authority to execute and deliver the Series A-2 Note Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Series A-2 Note Documents to which it is a party, the performance of all obligations of each Warrantor thereunder, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Series A-2 Note and the Conversion Shares, has been taken or will be taken prior to the Closing. Subject to the foregoing, each Series A-2 Note Document has been or will be duly executed and delivered by the applicable Warrantors and constitutes (or upon due execution and delivery by all parties thereto, will constitute) valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 3.4 Valid Issuance of Shares. The Series A-2 Note has been duly and validly authorized for issuance and sale to the Purchaser by the Company, and when issued and delivered by the Company against payment therefor by the Purchaser in accordance with the terms of this Agreement, will be a legally binding and valid obligation of the Company and enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. The Conversion Shares have been or will be reserved for issuance and, upon issuance in accordance with the terms of the Series A-2 Note and the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws, the Series A-2 Note Documents and the Transaction Documents).

Section 3.5 Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Series A-2 Note Documents, and the consummation of the transactions contemplated by the Series A-2 Note Documents, in any case on the part of any Warrantor (to the extent such Warrantor is a party to such Series A-2 Note Documents) have been duly obtained or completed (as applicable) and are in full force and effect, except the filing of the Memorandum and Articles with the Cayman Islands Registrar of Companies which will have been duly and validly adopted as of the Closing. The execution, delivery and performance of each Series A-2 Note Document by each Warrantor (to the extent such Warrantor is a party to such Series A-2 Note Document) do not, and the consummation by such Warrantor of the transactions contemplated thereby will not (a) result in any violation or breach of any Warrantor’s Charter Documents, (b) result in any violation, breach or default under any Material Contract, (c) violate any applicable Law, or (d) result in the creation of any Lien upon any of the properties or assets of any Warrantor other than Permitted Liens, except in the cases of subsections (b), (c) and (d) as would not, individually or in the aggregate, result in a Material Adverse Effect or adversely impact in any material respect the ability of the Company to consummate the transactions contemplated hereby.

Section 3.6 Offering. Subject to the accuracy of the Purchaser’s representations set forth in Article IV of this Agreement, the offer, sale and issuance of the Series A-2 Note is, and the issuance and delivery of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

Section 3.7 Compliance with Laws; Consents.

Except as disclosed in section 3.7 of the Disclosure Schedule:

(a)           none of the Group Companies is in material violation of any applicable Laws in respect of the conduct of its Business or the ownership or use of its properties;

(b)           all Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment of each Group Company and its operation of the Business, as now conducted or as proposed to be conducted have been duly obtained or completed in accordance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or adversely impact in any material respect the ability of the Company to consummate the transactions contemplated hereby. Such required Consents remain in full effect in the jurisdiction in which such Group Company owns or leases property or conducts the Business; and

(c)           none of the Group Companies is in default under any Consent required from a Governmental Authority in any material aspects, and there is no reason to believe that any required Consent of a Governmental Authority which is subject to periodic renewal will not be granted or renewed. None of the Group Companies has received any written notice from any Governmental Authority regarding any revocation of any required governmental Consent issued to such Group Company or the need for material compliance or remedial actions in respect of the activities carried out by such Group Company which alone or taken as a whole would constitute a Material Adverse Effect.

Section 3.8 Tax Matters. All material Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company have been duly and timely filed by such Group Company in accordance with the applicable Laws, and are true, correct and complete in all material respects. All Taxes owed by each Group Company (whether or not shown on any Tax Return) have been paid in full or full provision for the payment thereof have been made, except such Taxes, if any, as are being contested in good faith through appropriate proceedings and as to which adequate reserves (determined in accordance with the Accounting Standards) have been provided in the Financial Statements. There is no pending material dispute with any Tax authority relating to any of the material Tax Returns filed by any Group Company.

Section 3.9 Charter Documents; Books and Records. Each Group Company is in compliance with its Charter Documents, and none of the Group Companies is in violation or breach of any of their respective Charter Documents. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice.

Section 3.10 Financial Statements. The Company has delivered to the Purchaser the pro forma unaudited combined financial statements (the “Financial Statements”) of the Group Companies as of December 31, 2020 (the “Statement Date”). The Financial Statements (a) fairly present in all material respects the financial condition and operating results of the Group Companies as of the dates, and for the periods, indicated therein, and (b) were prepared in accordance with the applicable Accounting Standards applied on a consistent basis throughout the periods involved. None of the Group Companies has any material liabilities, except for liabilities (i) reflected, recognized in or reserved for in the Financial Statements, including the Existing Shareholder Loans and the Existing Shareholder Advances, (ii) incurred after the Statement Date in the ordinary course of business consistent with past practice, including the Pre-Closing Shareholder Advances, or (iii) incurred pursuant to certain joint venture arrangements to be entered into with partners relating to supply chain logistics on or prior to Closing as disclosed and set out in section 3.11 of the Disclosure Schedule.

Section 3.11 Changes. Since the Statement Date, except as contemplated by this Agreement and for the purposes of the Restructuring or as set forth or contemplated in the Financial Statements or section 3.11 of the Disclosure Schedule, (a) each Group Company has (i) operated its Business in the ordinary course consistent with its past practice, and (ii) collected receivables and paid payables and performed similar obligations in the ordinary course of business consistent with past practice; and (b) there has not been any change which would, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.12 No Distributions. Since the Statement Date, none of the Group Companies have declared, set aside or effected the payment of any dividends or other distributions.

Section 3.13 Actions. Except as provided in section 3.13 of the Disclosure Schedule, there is no material Action pending or, to the Warrantors’ Knowledge, threatened in writing against any Group Company with respect to the Business. There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties which would have a Material Adverse Effect.

Section 3.14 Material Contracts. Other than the contracts entered or to be entered into by the Group Companies as described in the Restructuring Plan, the material contracts set forth in section 3.14 of the Disclosure Schedule represent all of the Contracts entered into by any of the Group Companies with a contract value in excess of RMB5,000,000 (such Contracts, the “Material Contracts”) as of the date of this Agreement, and each is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order in any material respects, and is in full force and effect and enforceable against the parties thereto, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Group Company has duly performed all of its obligations under each Material Contract in all material respects to the extent that such obligations to perform have accrued, and each Group Company is not in material default under any Material Contract. No Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

Section 3.15 Title; Properties. Except as disclosed in section 3.15 of the Disclosure Schedule, each Group Company owns its property and assets free and clear of all Liens, other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or adversely impact in any material respect the ability of the Company to consummate the transactions contemplated hereby, the Group Companies own or lease or have a valid right to use all the properties and assets necessary for the conduct of the Business as presently conducted. Except for leased or licensed assets set out in section 3.15 of the Disclosure Schedule, no Person other than a Group Company owns any interest in any such property and assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

Section 3.16 Intellectual Property Rights. Except as disclosed in section 3.16 of the Disclosure Schedule, each Group Company owns or otherwise has sufficient rights to or otherwise has the licenses to use all of the material Intellectual Property necessary and sufficient to conduct its Business as currently conducted or proposed to be conducted (the “Company IP”), or will own or have sufficient rights or licenses to use all of the Company IP following the completion of the Restructuring, without any known conflict with or known infringement of the rights of any other Person. To the Knowledge of the Warrantors, no Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing.

Section 3.17 Labor and Employment Matters.

(a)           Except as disclosed in section 3.17(a) of the Disclosure Schedule, each Group Company has complied with all applicable Laws related to labor or employment in all material respects with respect to its full time employees and dispatched employees. There is no pending or, to the Knowledge of the Warrantors, threatened Action relating to the violation or alleged violation of any applicable Laws by such Group Company related to labor or employment.

(b)           Except as required by applicable Laws, other than the ESOP to be adopted on or prior to Closing, no Group Company has or maintains any employee benefit plan, employee pension plan, medical insurance, or life insurance to which any Group Company contributed or is obligated to contribute thereunder for employees of any Group Company.

(c)           Section 3.17(c) of the Disclosure Schedule sets forth each Key Employee and his or her role. Each Key Employee has executed, or will execute upon the completion of the Restructuring, a standard employment agreement and related ancillary agreement(s) containing confidentiality provisions and customary non-competition obligations.

Section 3.18 Related Party Transactions.  All of the transactions between the Group Companies and their Related Parties have been conducted in a manner that would not have any Material Adverse Effect on such Group Companies. Except as disclosed in section 3.18 of the Disclosure Schedule and except for the transactions that are contemplated under the Transaction Documents, the Series A-2 Note Documents, the Management Share Purchase Agreement or the Restructuring Plan, the Capital Increase, the Debt Assignment or otherwise reflected in the Financial Statements, none of the Group Companies has entered into any contract or is a party to any transaction with any of Didi or its Affiliates that involves an amount paid or payable by or to a Group Company in excess of US$1,000,000 in a single transaction or a series of related transactions.

Section 3.19 Restructuring. Upon completion of the transactions contemplated by the Restructuring Plan, the Group Companies will have valid title or right to own or use the material properties and assets that are necessary for the Group Companies to carry out the Business in a manner that is consistent with their past practices in all material respects, and the transactions contemplated by the Restructuring Plan are in compliance with applicable Laws in all material respects.

Section 3.20 No Brokers. Neither any Group Company nor any of its Affiliates has engaged any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Series A-2 Note Documents.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as of the date of this Agreement and Closing that:

Section 4.1 Organization, Good Standing and Qualification. The Purchaser is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power to perform each of its obligations under the Series A-2 Note Documents to which it is a party.

Section 4.2 Authorization. The Purchaser has all requisite power and authority to execute and deliver the Series A-2 Note Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Purchaser (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Series A-2 Note Documents to which it is a party and the performance of all obligations of the Purchaser thereunder, has been taken or will be taken prior to the Closing. This Agreement has been, and the Series A-2 Note will be, duly executed and delivered by the Purchaser. This Agreement and the Series A-2 Note to which the Purchaser is a party are, or when executed and delivered by the Purchaser, will be, valid and legally binding obligations of the Purchaser, and enforceable against the Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.3 Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Series A-2 Note Documents to which the Purchaser is a party, and the consummation of the transactions contemplated thereby, on the part of the Purchaser have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each of the Series A-2 Note Documents to which the Purchaser is a party, and the consummation of the transactions contemplated thereby will not contravene with, breach or violate any provision of the Charter Documents of the Purchaser, any applicable Laws or any Contracts to which the Purchaser is a party.

Section 4.4 Purchase for Own Account. The Series A-2 Note being purchased by the Purchaser and the Conversion Shares thereof will be acquired for the Purchaser’s own account (or, if applicable, for the account of the Purchaser’s beneficial owners, who are in each case an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act), not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. The entire legal and beneficial interest of the Purchaser in the Series A-2 Note is being purchased, and will be held, for the Purchaser’s account only (or, if applicable, for the account of the Purchaser’s beneficial owners, who are in each case an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act), and neither in whole or in part for any other Person. The Purchaser does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations with respect to the Series A-2 Note, and has not solicited any Person for such purpose. If the Purchaser is acquiring the Series A-2 Note for the account of its beneficial owners, none of its beneficial owners have been organized for the purpose of acquiring the Series A-2 Note and none of the Purchaser’s beneficial owners have discretionary investment authority with respect to the Series A-2 Note.

Section 4.5  Status of Purchaser. The Purchaser is either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (b) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. The Purchaser has the knowledge, sophistication and experience necessary to make an investment decision such as that involved in the purchase of the Series A-2 Note and can bear the economic risk of its investment in the Series A-2 Note. The Purchaser is relying solely on its own counsel and other advisors for legal, financial and other advice with respect to the transactions contemplated by this Agreement and the other Series A-2 Note Documents.

Section 4.6 Restricted Securities. The Purchaser understands that the Series A-2 Note and the Conversion Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Series A-2 Note and the Conversion Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Purchaser must hold the Series A-2 Note and the Conversion Shares indefinitely unless they are registered with the SEC and qualified by state authorities of the United States of America, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Series A-2 Note or the Conversion Shares for resale except as set forth in the Shareholders Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification requirements is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Series A-2 Note and the Conversion Shares, and on requirements relating to the Company which are outside of the Purchaser’s control.

Section 4.7 No Brokers. Neither the Purchaser nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by the Series A-2 Note Documents, and none of them has incurred any liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Series A-2 Note Documents or the consummation of the transactions contemplated therein.

Section 4.8 Disclosure of Information. The Purchaser and its advisors have been afforded the opportunity to ask questions of and receive answers from representatives of the Company regarding the terms and conditions of the offering of the Series A-2 Note and relating to the business, management, finances and operations of the members of the Group Companies.

Section 4.9 No Litigation. There is no Action pending (or, to the best knowledge of the Purchaser, currently threatened) against the Purchaser or its equity interests, properties or assets or, to the best knowledge of the Purchaser, against any of its Affiliates or any officer, director or employee of the Purchaser or any of its Affiliates, in connection with this Agreement or any other Series A-2 Note Document or the transactions contemplated hereby and thereby. There is no Governmental Order against the Purchaser, any of its equity interests, properties or assets, or any of its Affiliates, directors, officers or employees in connection with this Agreement or any other Series A-2 Note Document or the transactions contemplated hereby and thereby.

Section 4.10 Financing. The Purchaser has funds available (or funding commitments for payment to be made on behalf of the Purchaser), or binding commitments to ensure that funds shall be made available prior to the Closing, in each case, sufficient to purchase the Series A-2 Note and to pay all related fees and expenses for which the Purchaser will be responsible. It is not a condition to the Closing or to any of the Purchaser’s other obligations under this Agreement that the Purchaser obtains financing for or related to any of the transactions contemplated hereby. The funds used by the Purchaser to purchase the Series A-2 Note have been so obtained in compliance with all applicable Laws and does not violate any Law.

Section 4.11 Legend. The Purchaser understands that the certificates evidencing the Series A-2 Note may bear the following legend:

“THIS SERIES A-2 NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THIS SERIES A-2 NOTE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.”

ARTICLE V.

MISCELLANEOUS

Section 5.1 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 5.2 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong.

Section 5.3 Dispute Resolution. The Parties agree to use reasonable efforts to resolve any disputes arising out of or relating to this Agreement through consultation. In the event that the Parties are unable to resolve a dispute arising hereunder within 30 days of commencing such consultation, such dispute (including any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (“HKIAC”) under the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three, appointed in accordance with the HKIAC Rules. The language of arbitration shall be English. The Parties hereto agree that any award rendered by the arbitral tribunal may be enforced by any court having jurisdiction over the Parties or over the Parties’ assets wherever the same may be located. Nothing in this Section 5.3 shall be construed as preventing any Party from seeking conservatory or interim relief (including injunction, specific performance or other similar or comparable forms of equitable relief) from any court of competent jurisdiction pending final determination of the dispute by the arbitral tribunal.

Section 5.4 Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 5.5 Survival of Representations and Warranties. The representations and warranties of the Warrantors contained in this Agreement shall survive the Closing. Notwithstanding the foregoing, none of the Warrantors shall have any liability for breach of any representation or warranty unless a claim has been asserted by written notice, specifying the details of the alleged breach of representation or warranty, delivered to the Warrantors, on or prior to, in the case of any Fundamental Warranties, the expiration of the applicable statute of limitations or, in the case of all other Warranties, the date falling 18 months after the Closing, as applicable.

Section 5.6 Indemnity.

(a)           General. Each of the Warrantors hereby agrees from and after the Closing, to jointly and severally indemnify and hold harmless the Purchaser (the “Indemnified Party”) from and against any and all Indemnifiable Losses actually suffered by the Indemnified Party as a result of or arising from any inaccuracy in or breach of any of the representations or warranties, covenants or undertakings of the Warrantors set out in this Agreement and the Series A-2 Note.

(b)           Limitations.

(i)            The Warrantors shall have no liability to the Indemnified Party under Section 5.6(a) in respect of any claim or series of claims arising from the same or substantially similar facts or circumstances if the Indemnifiable Losses actually suffered or incurred by the Indemnified Party in respect of such claim or series of claims is less than US$1,000,000.

(ii)           The Warrantors shall have no liability to the Indemnified Party under Section 5.6(a), unless and until the aggregate amount of the Indemnifiable Losses actually suffered or incurred by the Indemnified Party (without taking into account any Indemnifiable Losses excluded pursuant to Section 5.6(b)(i)) exceeds two per cent. of the aggregate Purchase Price Instalments actually paid by the Purchaser to the Company (the “Indemnity Threshold”), provided that the Indemnified Party shall be entitled to indemnification for the full amount of such Indemnifiable Losses (without taking into account any Indemnifiable Losses excluded pursuant to Section 5.6(b)(i)) and disregarding for such purposes the Indemnity Threshold.

(iii)          The maximum aggregate liability of the Warrantors to the Indemnified Party under Section 5.6  shall not exceed 100% of the aggregate Purchase Price Instalments actually paid by the Purchaser to the Company.

(iv)          The Indemnified Party shall procure that all reasonable steps are taken to avoid or mitigate any Indemnifiable Losses which it may suffer or incur in respect of the matters set forth in Section 5.6.

(v)           Notwithstanding anything herein to the contrary, the Warrantors shall not be liable hereunder to the Indemnified Party for any matter (v) for which the Indemnified Party recovers an amount in respect of such matter, or from the circumstances out of which such matter arises, from any third party (including under any insurance policy), (w) that has arisen as a result of an act, omission, transaction or arrangement carried out at the written request or with the written approval of the Indemnified Party or its representatives, (x) that is a contingent liability, unless and until such liability is actually due and payable, (y) that results from an action taken by a Group Company in order to comply with applicable Laws, or (z) that has been disclosed in the Disclosure Schedule, any of the Series A-2 Note Documents or that the Indemnified Party or any of its representatives is aware of, or that arises out of an action taken pursuant to any of the Series A-2 Note Documents to the extent such action was carried out in accordance with such Series A-2 Note Document(s).

(c)             Exclusive Remedy. Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement. Subject to the foregoing and other than with respect to fraud, from and after the Closing, the indemnification provisions set forth in this Section 5.6  shall be the sole and exclusive remedy for the Purchaser for any claims by the Purchaser against the Warrantors in respect of the matters set forth in Section 5.6(a).

(d)             Procedure. If the Indemnified Party intends to seek indemnification under this Section 5.6, it shall give written notice to each of the Warrantors in accordance with Section 5.5. In the event of any claim, demand, action or proceeding asserted against the Indemnified Party by a third party with respect to which the Indemnified Party may claim indemnification under Section 5.6 (a “Third Party Claim”), the Indemnified Party shall give each of Warrantors written notice within 10 Business Days of receiving written notice of such Third Party Claim. If the Indemnified Party fails to provide each such notice within such time period, each of the Warrantors will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Warrantors shall notify the Indemnified Party within 30 days after receipt of such notice as to whether the Warrantors will assume the defense of such Third Party Claim. If the Warrantors assume the defense, (i) the Indemnified Party shall have the right to participate in such defense and to engage separate counsel of its own choosing at its own cost and expense and (ii) the Warrantors shall not agree to any compromise or settlement to which the Indemnified Party has not consented to in writing (which consent shall not be unreasonably withheld or delayed) unless such settlement or compromise includes only the payment of monetary damages which shall be paid by the Warrantors and includes a release of the Indemnified Party from all liability in respect of such Third Party Claim. Notwithstanding the foregoing, if counsel for the Indemnified Party reasonably determines that there is a conflict between the positions of the Warrantors and the Indemnified Party in conducting the defense of such Third Party Claim, then the reasonable fees of such separate counsel shall be paid by the Warrantors. If requested by the Warrantors, the Indemnified Party will, at the cost and expense of the Warrantors, provide reasonable cooperation to the Warrantors in defending such Third Party Claim. If the Warrantors elect not to assume the defense of such Third Party Claim, the Indemnified Party may assume the defense thereof at the expense of the Warrantors, provided that the Indemnified Party shall not agree to any compromise or settlement to which the Warrantors have not consented in writing (which consent shall not be unreasonably withheld or delayed).

(e)             Right to Cure. The Warrantors shall not be liable for any claim made by the Indemnified Party pursuant to Section 5.6 to the extent any breach or circumstances underlying such claim is capable of being remedied or otherwise cured and the Warrantors shall have remedied or otherwise cured the same within 30 Business Days after being given notice of the same by the Indemnified Party, without the Indemnified Party having actually suffered any Indemnifiable Losses in connection with or attributable to the matters giving rise to such claim.

Section 5.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 5.8 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other Party, upon delivery; (b) when sent by facsimile or electronic mail at the number set forth in Schedule 2, upon receipt of confirmation of error-free transmission; (c) seven Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Schedule 2; or (d) three Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the other Party as set forth in Schedule 2 with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each Person communicated hereunder by facsimile or electronic mail shall promptly confirm by telephone with the Person to whom such communication was addressed the receipt of each communication made by it by facsimile or electronic mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given hereunder, or designated additional addresses, for purposes of this Section 5.8, by giving the other Party written notice of the new address in the manner set forth above.

Section 5.9 Fees and Expenses. Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Series A-2 Note and the transactions contemplated hereby and thereby.

Section 5.10 Entire Agreement. This Agreement, the Series A-2 Note and the other documents delivered pursuant hereto and thereto, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

Section 5.11 Amendments and Waivers. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the prior written consent of the Parties (if to be amended) or the relevant Party against whom such waiver is sought (where any waiver is sought). Any amendment or waiver effected in accordance with this Section 5.11 shall be binding upon all of the Parties or the relevant Party (as the case may be) and their respective successors and assigns.

Section 5.12 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the Parties’ intent in entering into this Agreement. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 5.15 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

Section 5.16 No Fiduciary Duty. The Parties acknowledge and agree that nothing in this Agreement or the Series A-2 Note shall create any fiduciary duty between the Purchaser or its Affiliates and any Group Company or its shareholders.

Section 5.16 Effectiveness and Validity. This Agreement shall become effective upon execution and delivery of this Agreement by each Party.

Section 5.17 Confidentiality.

(a)           The terms and conditions of this Agreement and the Series A-2 Note, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Party to any other Party hereof or any of the representatives of such Parties, including any non-public information concerning the organization, structure, business or financial results or condition of the Company or any other Group Company (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(b)           Notwithstanding the foregoing, each Party may disclose (i) the Confidential Information to its current investors, Affiliates and its and their respective employees, officers, directors, representatives, advisors, bankers, accountants or legal counsels who need to know such information, in each case only where such Persons are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 5.17 and provided that such Party shall be responsible for any breach by such Persons of such nondisclosure obligations, and (ii) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties.

(c)           In the event that any Party is requested by any Governmental Authority or becomes legally compelled (including, pursuant to any applicable Tax, securities or other Laws of any jurisdiction) to disclose the existence of this Agreement or any Confidential Information, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. At the request of any other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)           Notwithstanding any other provision of this Section 5.17, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third party which the receiving Party reasonably believes to have the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted Party.

(e)           Except as required by Law or by any Governmental Authority or otherwise agreed in writing by all the Parties, no public release or public announcement concerning the relationship or involvement of the Parties in connection with the transactions contemplated under this Agreement and under the Series A-2 Note shall be made by any Party.

Section 5.18 Further Assurances. From time to time, each Party hereto shall execute and deliver to the other Party hereto such additional documents and shall provide such additional information to such other Party as such other Party may reasonably require to carry out the terms of this Agreement and the Series A-2 Note.

[Rest of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Series A-2 Note on the date and year first above written.

CHENGXIN TECHNOLOGY INC.

By:	/s/ CHENG Wei
Name:	CHENG Wei
Title:	Director

[Signature Page to Series A-2 Convertible Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Series A-2 Note on the date and year first above written.

HOLLY UNIVERSAL LIMITED

By:	/s/ WANG Changchun
Name:	WANG Changchun
Title:	Director

[Signature Page to Series A-2 Convertible Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Series A-2 Note on the date and year first above written.

CHENGXIN YOUXUAN (BEIJING) TECHNOLOGY DEVELOPMENT CO., LTD (橙心优选(北京)科技发展有限公司)

By:	/s/ WANG Yuanzheng
Name:	WANG Yuanzheng
Title:	Legal Representative

[Signature Page to Series A-2 Convertible Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Series A-2 Note on the date and year first above written.

BEIJING CHENGXIN WUXIAN TECHNOLOGY DEVELOMENT CO., LTD (北京橙心无限科技发展有限公司)

By:	/s/ ZANG Luoqi
Name:	ZANG Luoqi
Title:	Legal Representative

[Signature Page to Series A-2 Convertible Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Series A-2 Note on the date and year first above written.

CHENGXIN YOUXUAN (CHENGDU) TECHNOLOGY DEVELOPMENT CO., LTD. (橙心优选(成都)科技发展有限公司)

By:	/s/ WANG Yuanzheng
Name:	WANG Yuanzheng
Title:	Legal Representative

[Signature Page to Series A-2 Convertible Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Series A-2 Note on the date and year first above written.

HOLLY UNIVERSAL LIMITED

By:	/s/ WANG Changchun
Name:	WANG Changchun
Title:	Director

[Signature Page to Series A-2 Convertible Note Purchase Agreement]

SCHEDULE 1

OTHER WARRANTORS

SCHEDULE 2

EXHIBIT A

FORM OF CONVERTIBLE NOTE

THIS SERIES A-2 NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THIS SERIES A-2 NOTE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CHENGXIN TECHNOLOGY INC.

US$3,000,000,000 ZERO COUPON CONVERTIBLE NOTE DUE 2028

convertible into Series A-2 Preferred Shares of CHENGXIN TECHNOLOGY INC.

[Date] (the “Issue Date”)

Subject to the terms and conditions of this Convertible Note (the “Series A-2 Note”), for good and valuable consideration received, Chengxin Technology Inc., an exempted limited liability company under the Laws of the Cayman Islands (the “Company”), promises to pay to the order of Holly Universal Limited., a business company incorporated under the Laws of the British Virgin Islands (such party and any transferee, the “Holder”), the principal amount of US$3,000,000,000, on [•, 2028] (the “Maturity Date”), or such earlier or later date as may be otherwise provided herein, unless the outstanding principal, together with any other amounts payable thereon, is settled in accordance with Article III of the Series A-2 Note.

The Series A-2 Note is issued pursuant to, and in accordance with, the Series A-2 Convertible Note Purchase Agreement, dated March 1, 2021 (the “Series A-2 Note Purchase Agreement”), between the Company and the Holder, and is subject to the provisions thereof. Capitalized terms used and not defined herein shall have the meaning set forth in the Series A-2 Note Purchase Agreement.

The following is a statement of the rights of the Holder of the Series A-2 Note and the terms and conditions to which the Series A-2 Note is subject, and to which the Holder hereof, by the acceptance of the Series A-2 Note, agrees:

ARTICLE I.
DEFINITIONS

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“close of business” means 5:00 P.M., Beijing time.

“Company” has the meaning ascribed to such term in the Preamble.

“Conversion Date” shall mean the effective conversion date, determined in accordance with Section 4.4(a)(i) and Section 4.4(a)(ii), as applicable.

“Conversion Notice” means the form of notice of conversion to be issued by the Holder to the Company pursuant to any exercise of its rights under Article IV, in the prescribed form set out as Exhibit A-1.

“Conversion Period” has the meaning ascribed to such term in Section 4.2. “Conversion Price” has the meaning ascribed to such term in Section 4.3. “Conversion Rate” has the meaning ascribed to such term in Section 4.3. “Conversion Shares” means the Series A-2 Preferred Shares to be issued or delivered by the Company upon conversion of outstanding principal amounts of the Series A-2 Note.

“Deemed Liquidation Event” has the meaning ascribed to such term in the Memorandum and Articles.

“Effective Date” means the date of execution of the Series A-2 Note Purchase Agreement.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Event of Default” has the meaning ascribed to such term in Section 3.1.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, any relevant stock exchange, and any self-regulatory organization.

“Holder” has the meaning ascribed to such term in the Preamble.

“Indemnifiable Loss” has the meaning ascribed to such term in the Series A-2 Note Purchase Agreement.

“Investors” has the meaning ascribed to such term in the Share Purchase Agreement.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Mandatory Conversion Event” has the meaning ascribed to such term in Section 4.1.

“Mandatory Conversion Notice” has the meaning ascribed to such term in Section 4.4(a)(i).

“Maturity Date” has the meaning ascribed to such term in the Preamble.

“Optional Conversion” has the meaning ascribed to such term in Section 4.4(a)(ii).

“Ordinary Directors” has the meaning ascribed to such term in the Shareholders Agreement.

“Ordinary Shares” means the ordinary shares of par value US$0.00001 each in the capital of the Company, with the rights and privileges as set forth in the Shareholders Agreement and the Memorandum and Articles.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Preferred Majority Holders” has the meaning ascribed to such term in the Shareholders Agreement.

“Qualified IPO” has the meaning ascribed to such term in the Shareholders Agreement.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of any Series A-2 Preferred Shares have the right to receive any cash, Equity Securities or other property or in which the Series A-2 Preferred Shares is exchanged for or converted into any combination of cash, Equity Securities or other property, the date fixed for determination of security holders entitled to receive such cash, Equity Securities or other property (whether such date is fixed by the Board of Directors, statute, Contract or otherwise).

“Redemption Notice” means the form of notice of redemption to be issued by the Holder to the Company pursuant to any exercise of its rights under Article V, in the prescribed form set out in Exhibit A-2.

“Series A-2 Note Purchase Agreement” has the meaning ascribed to such term in the Preamble.

“Series A-2 Preferred Shares” means the Series A-2 preference shares of par value US$0.00001 each in the capital of the Company, with the rights and privileges as set forth in the Shareholders Agreement and the Memorandum and Articles.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“U.S.” means the United States of America.

“US$” or “$” means the United States dollar, the lawful currency of the U.S..

ARTICLE II.

TERM, INTEREST, PAYMENTS

Section 2.1 Term. The Series A-2 Note and all accrued and unpaid interest thereon and any and all other sums payable to the Holder hereunder shall be due and payable in full on the earliest to occur of (i) the Maturity Date and (ii) the date of any acceleration of the Series A-2 Note in accordance with Section 3.1.

Section 2.2 Interest. The Series A-2 Note shall be non-interest bearing.

Section 2.3 Payment. All amounts payable on or in respect of the Series A-2 Note or the indebtedness evidenced hereby shall be paid to the Holder in U.S. dollars, in immediately available funds on the date that any principal or interest payment is due and payable hereunder. The Company shall make such payments of the unpaid principal amount of the Series A-2 Note, together with accrued and unpaid interest thereon, on each such date to the Holder by wire transfer of immediately available funds for the account of the Holder as the Holder may designate from time to time and notify in writing to the Company at least three Business Days prior to each payment date. If any such payment date or the Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

ARTICLE III.
DEFAULT

Section 3.1 Events of Default. For purposes of the Series A-2 Note, an “Event of Default” shall be deemed to have occurred only if the Company defaults in the payment of any principal amounts outstanding under the Series A-2 Note when due and payable on the Maturity Date, or on any amounts due in respect of any exercise by the Holder of its rights under Section 5.1 payable on the Maturity Date, whatever the reason or cause for such Event of Default and whether it is voluntary or involuntary or is effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority or otherwise.

Section 3.2 Consequences of Event of Default. Upon the occurrence of an Event of Default, the Holder may by notice in writing to the Company, declare 100 per cent. of the outstanding principal amount of the Series A-2 Note to be due and payable immediately, and upon any such declaration such amount shall become and shall automatically be immediately due and payable without any action on the part of the Holder.

Section 3.3 Revival or Survival of Conversion Rights after Default. Notwithstanding the provisions of this Article III, if the Company shall default in making payment in full in respect of the Series A-2 Note at any time where the principal amounts hereunder shall have become due and payable (including where the Holder has exercised its rights of redemption under Article V), the conversion rights attaching to the Series A-2 Note will revive or will continue to be exercisable up to, and including, the close of business (at the place where the Series A-2 Note is to be surrendered for conversion) on the date upon which all outstanding principal amounts have been duly received by the Holder and principal amounts of the Series A-2 Note in respect of which a Conversion Notice has been deposited for conversion prior to such date of receipt shall be converted on the relevant Conversion Date notwithstanding that the full amount due and payable in respect of the Series A-2 Note shall have been received by the Holder prior to such Conversion Date, provided that the Holder shall be liable to return the corresponding amount in respect of that part of the Series A-2 Note for which such conversion rights have been exercised to the Company forthwith.

ARTICLE IV.
CONVERSION

Section 4.1 Automatic Conversion. Subject to and as set forth in this Article IV, upon the occurrence of the following events (each, a “Mandatory Conversion Event”), all outstanding principal amounts of the Series A-2 Note shall automatically be converted into Series A-2 Preferred Shares of the Company in accordance with and as contemplated under Section 4.4:

(a)                                 Qualified IPO. The closing of a Qualified IPO duly approved pursuant to the Memorandum and Articles and the Shareholders Agreement;

(b)                                 Deemed Liquidation Event. The consummation of any Deemed Liquidation Event;

(c)                                  Bankruptcy. Any Group Company is, or would be deemed under applicable Law or by a court of competent jurisdiction to be, insolvent or bankrupt or unable to pay its debts, stops, suspends or threatens in writing to stop or suspend, payment of all or a material part of its debts, proposes or makes any agreement for the deferral, rescheduling or other readjustment of all of its debts or a material part thereof which it would otherwise be unable to pay when due, proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors in respect of any such debts or a moratorium is agreed or declared in respect of or affecting all or any material part of the debts of the Group Company; or

(d)                                 Liquidation. An order is made or an effective resolution is passed for the liquidation (whether voluntary or involuntary), winding-up or dissolution, judicial management or administration of any of the Group Companies or any of the Group Companies ceases or threatens in writing to cease to carry on all or substantially all of its business and operations, except for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation on terms approved in accordance with the Memorandum and Articles and the Shareholders Agreement.

Section 4.2 Conversion at the Option of the Holder. Subject to and upon compliance with the provisions of this Article IV, the Holder shall have the right from time to time, at the Holder’s option, to convert all or any portion of the Series A-2 Note into Series A-2 Preferred Shares of the Company at any time during the period commencing on the date falling one year after the Issue Date (date inclusive) and ending on the close of business on the second Business Day immediately preceding the Maturity Date (the “Conversion Period”).

Section 4.3 Conversion Price; Conversion Rate. The conversion price shall be US$10.00 (the “Conversion Price”), representing an initial conversion rate of 100 Series A-2 Preferred Shares (the “Conversion Rate”) per US$1,000 in principal amount of the Series A-2 Note.

Section 4.4 Conversion Procedures; Settlement upon Conversion.

(a)                                 Subject to Section 3.3, conversion of the Series A-2 Note shall be effected as follows:

(i)                                              on the occurrence of a Mandatory Conversion Event under Section 4.1, this Series A-2 Note shall be deemed to have been converted immediately prior to the close of business on the date on which the Company has delivered notice to the Holder confirming the occurrence of the Mandatory Conversion Event and notifying the Holder of the number of Series A-2 Preferred Shares that the Series A-2 Note has been converted into and the applicable Conversion Price (such notice, a “Mandatory Conversion Notice”). Within five Business Days after the receipt of the Mandatory Conversion Notice, the Holder shall deliver the Series A-2 Note for cancellation to the Company and the Company shall (i) cause to be issued or delivered to the Holder the number of Series A-2 Preferred Shares specified in the Mandatory Conversion Notice and (ii) if required by applicable Law, deliver to the Holder certificate(s) representing the number of Series A-2 Preferred Shares so issued.

(ii)                                           on each exercise by the Holder of its conversion rights under Section 4.2 (each, an “Optional Conversion”), this Series A-2 Note shall be deemed to have been converted immediately prior to the close of business on the date that the Holder has delivered a duly completed irrevocable written notice to the Company (the “Conversion Notice”) and the Series A-2 Note for cancellation to the Company. Within three Business Days after the delivery of the Series A-2 Note and the Conversion Notice to the Company, the Company shall (i) cause to be issued or delivered the number of Series A-2 Preferred Shares to which the Holder shall be entitled in satisfaction of any Optional Conversion and (ii) if required by applicable Law, deliver to the Holder certificate(s) representing the number of Series A-2 Preferred Shares delivered upon each such Optional Conversion.

(b)                                 The Company shall not issue any fractional Series A-2 Preferred Shares upon conversion of the Series A-2 Note and shall instead pay cash in lieu of any Series A-2 Preferred Share deliverable upon conversion based on the valuation of the Company in the series financing round immediately preceding the applicable Conversion Date or, in the case of any Mandatory Conversion, on the effective date thereof.

(c)                                  If the Conversion Date in respect of any Conversion Notice shall be after the Record Date for any issue, distribution, grant or other event as may give rise to an adjustment of the Conversion Price pursuant to Section 4.5, but before the relevant adjustment becomes effective, the Company shall procure upon the relevant adjustment becoming effective the delivery to the Holder (subject to applicable Laws) of such additional number of Series A-2 Preferred Shares, Equity Securities or the cash equivalent amount in U.S. dollars as, together with the Series A-2 Preferred Shares delivered or to be delivered on conversion of the Series A-2 Note, is equal to the number of Series A-2 Preferred Shares which would have been required to have been delivered on conversion of the Series A-2 Note if the relevant adjustment to the Conversion Price had been made and had become effective immediately after the relevant Record Date.

(d)                            If the Record Date for the payment of any dividend or other distribution (other than a distribution in respect of which an adjustment under Section 4.5 has been or is to be made) in respect of the Series A-2 Preferred Shares to be delivered to the converting Holder is on or after the Conversion Date thereof, the Company will pay to the Holder in lieu of such dividend or distribution an amount equivalent to such dividend or distribution to which it would have been entitled had it on that Record Date been the shareholder of record of such Series A-2 Preferred Shares less any deductions that would have been required by Law to be made from such payment and will make the relevant payment to the Holder at the same time that it makes payment of the dividend or other distribution.

(e)                             In the event the Holder surrenders this Series A-2 Note pursuant to Section 4.4(a) for partial conversion, the Company shall, in addition to cancelling the Series A-2 Note upon such surrender, execute and deliver to the Holder a new note denominated in U.S. dollars and in an aggregate principal amount equal to the unconverted portion of the surrendered Series A-2 Note, without payment of any service charge by the Holder.

(f)                              The Company’s settlement of each conversion pursuant to this Section 4.4 shall be deemed to satisfy in full its obligation to pay the principal amount of the Series A-2 Note converted.

Section 4.5  Conversion Adjustments. In the event of any recapitalization, stock split, stock dividend, reverse stock split, issuance of Equity Securities, distributions or any other analogous or similar event, the Company and the Holder shall negotiate and agree on reasonable adjustments to the Conversion Price or the Conversion Rate (as applicable) to equitably preserve the value of the Series A-2 Note and the value of the Series A-2 Preferred Shares into which the Series A-2 Note convert after giving effect to such events. Whenever the Conversion Rate or Conversion Price is adjusted as herein provided, the Company shall promptly prepare a notice of such adjustment of the Conversion Rate or Conversion Price setting forth the adjusted Conversion Rate and Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate and Conversion Price to the Holder.

Section 4.6 Certain Covenants.

(a)                            The Company covenants that all Series A-2 Preferred Shares delivered upon any conversion of this Series A-2 Note will be fully paid and non-assessable by the Company and free from all Taxes, Liens and charges with respect to the issue or delivery thereof.

(b)                            The Company covenants that it shall maintain sufficient authorized capital for the reservation and issuance of such number of Series A-2 Preferred Shares and Ordinary Shares issued or issuable under this Series A-2 Note and shall hold and maintain the Treasury Shares and shall not dispose or otherwise transfer any Treasury Shares except for the purposes of and as contemplated under this Series A-2 Note.

Section 4.7 Breach of Conversion Obligation.

(a)                                      If the Company fails to comply with its obligations to convert all or a portion of the Series A-2 Note in accordance with Section 4.1 upon the occurrence of an Automatic Conversion Event or under Section 4.2 upon Holder’s exercise of its conversion rights and such failure continues for a period of 10 Business Days, the Holder shall:

(i)                                by notice in writing to the Company, date and deliver the instrument of transfer issued by the Company pursuant to the Series A-2 Note Purchase Agreement to the registered office provider or the registered agent of the Company and instruct it to register the Holder as the holder of the Treasury Shares in the register of members of the Company, which shall be effected within 10 Business Days of the delivery by the Holder of the instrument of transfer; and

(ii)                             in the event of any failure by the Company or the registered office provider or registered agent to effect the transfer and registration of the Treasury Shares, use commercially reasonable efforts to take all necessary actions, including the adoption of resolutions at both the board and shareholder level, to effect such transfer and registration.

(b)                                      If, after commercially reasonable efforts on the part of the Holder to effect conversion pursuant to Section 4.7(a), the Holder fails to procure the transfer and registration of the Treasury Shares pursuant to the exercise of its conversion rights under this Series A-2 Note, the Company shall indemnify and hold harmless the Holder against any and all Indemnifiable Losses arising from and related to the breach by the Company of its conversion obligations under this Series A-2 Note.

ARTICLE V.
REDEMPTION

Section 5.1 Redemption on Maturity. Unless previously converted or purchased and cancelled as provided herein, the Company will redeem the Series A-2 Note at 100 per cent. of its principal amount on the Maturity Date. The Company shall not redeem the Series A-2 Note at its option prior to that date.

Section 5.2 Redemption Process. The Holder shall complete, sign and deposit at the registered office of the Company a duly completed and signed Redemption Notice not later than 30 days prior to the Maturity Date. A Redemption Notice, once delivered, shall be irrevocable and may not be withdrawn unless the Company consents in writing to such withdrawal. Payment of the principal amount of the Series A-2 Note shall be conditional on the delivery of the Series A-2 Note (together with any necessary endorsements) to the registered office of the Company at least 10 Business Days prior to the Maturity Date and shall be made by the Company in immediately available funds on the Maturity Date.

Section 5.3 Cancellation on Redemption. Principal amounts of the Series A-2 Note which are redeemed will forthwith be cancelled.

ARTICLE VI.

COVENANTS OF THE COMPANY

Section 6.1 Payment. The Company covenants and agrees that it will cause to be paid the principal amounts and any other amounts accrued from time to time on, this Series A-2 Note at the respective times and in the manner provided herein.

Section 6.2 No Withholding. All payments and deliveries made by, or on behalf of, the Company or any successor to the Company under or with respect to this Series A-2 Note, shall be made without withholding or deduction for, or on account of, any present or future Taxes of whatever nature imposed or levied by or within any jurisdiction in which the Company or any successor to the Company is, for Tax purposes, organized or resident or doing business or through which payment is made or deemed made (or any political subdivision or Tax authority thereof or therein), unless such withholding or deduction is required by Law or by regulation or governmental policy having the force of Law.

Section 6.3 Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury Law or other Law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Series A-2 Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Series A-2 Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such Law, and covenants that it will not, by resort to any such Law, hinder, delay or impede the enforcement by the Holder of its rights hereunder but will suffer and permit the execution and enforcement of every such power as though no such Law had been enacted.

Section 6.4 Affirmative Covenants. The Company covenants, for so long as this Series A-2 Note is in effect or any obligations herein (other than contingent indemnification obligations for which no claim has been asserted) remain outstanding:

(a)                            upon one Business Day’s prior notice (provided no notice is required if an Event of Default has occurred and is continuing), the Holder shall have the right to audit and copy the Company’s financial books and records during the Company’s regular business hours;

(b)                            the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and Consents;

(c)                             the Company will file, when due, all income and other material Tax Returns and reports required by applicable Law, and will pay when due, all income and other material Taxes, deposits and contributions now or in the future owed (except for Taxes being contested in good faith with adequate reserves under the applicable Accounting Standards);

(d)                            the Company will comply, in all material respects, with all applicable Laws;

(e)                             the Company shall maintain proper books of record and account in accordance with applicable Tax and accounting principles at its offices;

(f)                              the Company will deliver all documents circulated to shareholders of the Company to the Holder concurrently with such delivery in accordance with the terms of the Shareholders Agreement;

(g)                             promptly after the occurrence thereof, the Company will notify the Holder of the occurrence of any Event of Default or any event which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(h)                            the Company will promptly deliver such additional information regarding the business, financial or corporate affairs of the Group Companies, or deliver such additional information in compliance with the terms of the Series A-2 Note Documents, as the Holder may from time to time reasonably request.

Section 6.5 Negative Covenants. Unless consented to by Didi or its Affiliates under the Shareholders Agreement, neither the Company nor any Group Company shall, without the prior written consent of the Holder, take any of the following actions:

(a)                            create, incur, assume or suffer to exist any indebtedness or any guarantees or other contingent obligations with respect thereto;

(b)                            merge into or consolidate with any Person or permit any Person to merge into it, or enter into any transaction which would constitute a Change of Control, except that any Group Company may merge into the Company so long as the Company is the surviving entity;

(c)                             sell, lease, license, transfer or otherwise dispose of (i) all or substantially all of its assets or (ii) any of its material assets outside of the ordinary course of business, including through a Deemed Liquidation Event;

(d)                            declare or pay any dividends or make other distributions in respect of its Equity Securities other than dividends payable solely in the form of additional Equity Securities and dividends by any Subsidiary of the Company to the Company;

(e)                             redeem or repurchase any Equity Securities of the Company other than redemptions or repurchases of Equity Securities from resigning or terminated management or employees under and in accordance with the terms of any employee share incentive plans;

(f)                              issue any class or series of shares or Equity Securities in the Company other than pursuant to any conversion of the Series A-2 Note in accordance with the terms of this Series A-2 Note;

(g)                             amend or waive its Memorandum and Articles in a manner materially adverse to the Holder or amend or waive the Shareholders Agreement other than as required in connection with an equity financing of the Company;

(h)                            enter into any transaction or arrangement with any Affiliate of the Company or any Group Company except in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Group Company;

(i)                                     engage in any line of business other than the businesses engaged in as of the Effective Date and as of the Issue Date and businesses reasonably related thereto; or

(j)                                    sell, transfer or otherwise dispose of any Equity Security of any Group Company (or cause or permit any Group Company to sell, transfer or otherwise dispose of any Equity Security of any such Group Company), or cause or permit any Group Company to sell, lease, transfer, or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such Group Company to a non-Affiliate third Person.

ARTICLE VII.

MISCELLANEOUS

Section 7.1                                    Termination of Rights. All rights under this Series A-2 Note shall terminate when (a) all amounts at any time owing on this Series A-2 Note have been paid in full or (ii) the Series A-2 Note is converted in full pursuant to the terms set forth in Article IV.

Section 7.2 Transferability. This Series A-2 Note may only be transferred or assigned by the Holder with the prior written consent of Didi and the Preferred Majority Holders pursuant to section 6.1 of the Shareholders Agreement.

Section 7.3 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Series A-2 Note against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Series A-2 Note, no presumption or burden of proof or persuasion will be implied because this Series A-2 Note was prepared by or at the request of any Party or its counsel.

Section 7.4 Other Miscellaneous Provisions. The provisions of Article V of the Series A-2 Note Purchase Agreement are hereby incorporated by reference in this Series A-2 Note, it being understood that any references to the Series A-2 Note Purchase Agreement in such provisions shall be deemed to be references to this Series A-2 Note.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Series A-2 Note on the date and year first above written.

CHENGXIN TECHNOLOGY INC.

By:	/s/ CHENG Wei
Name:	CHENG Wei
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Series A-2 Note on the date and year first above written.

HOLLY UNIVERSAL LIMITED

By:	/s/ WANG Changchun
Name:	WANG Changchun
Title:	Director

EXHIBIT A-1

Form of Conversion Notice

EXHIBIT A-2

Form of Redemption Notice

EXHIBIT B
Disclosure Schedule